UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 21, 2011

HealthSouth Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Offices, Including Zip Code)

(205) 967-7116
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends and supplements the Current Report on Form 8-K of HealthSouth Corporation (the “Company”), originally filed with the Securities and Exchange Commission on May 18, 2011 (the “Initial Filing”). The sole purpose for filing this Form 8-K/A is to disclose the amendment of the agreement described below. No other changes have been made to the Initial Filing.

Item 1.01. Entry into a Material Definitive Agreement.

On May 17, 2011, the Company and certain of its subsidiaries entered into a definitive agreement (the “Agreement”) with certain subsidiaries of LifeCare Holdings, Inc. (collectively, the “Buyer”), pursuant to which the Company would sell, and the Buyer would acquire, six long-term acute care hospitals (the “LTCHs”) and two related remote locations for approximately $120 million, consisting of cash and anticipated retained working capital. On July 21, 2011, the parties entered into an amendment (the “Amendment”) to the Agreement. The primary effect of the Amendment is to remove the HealthSouth Hospital of Houston (the “Houston Hospital”) from the assets being sold and reduce aggregate consideration to $117.5 million, consisting of cash and anticipated retained working capital.

The transaction is still expected to be completed in the third quarter of 2011 and is subject to customary closing conditions, including regulatory approval and third-party consents, and a mutual four-year non-compete covenant in the relevant markets.

The description of the Agreement and the Amendment are summary in nature and are qualified in their entirety by reference to the full and complete terms of those agreements. Copies of the Agreement and the Amendment are expected to be filed as exhibits to the Company’s next Quarterly Report on Form 10-Q. When filed, that Form 10-Q will also be available on the Company’s website at http://investor.healthsouth.com under SEC filings.

Item 7.01. Regulation FD Disclosure.

On July 26, 2011, the Company issued a press release, attached hereto and incorporated herein by reference as Exhibit 99.1, announcing the Amendment and the planned closing of the Houston Hospital.

The information contained in Item 7.01 of, and Exhibit 99.1 to, this Current Report on Form 8-K/A is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of this information is not intended to constitute a determination by the Company that this information is material or that the dissemination of this information is required by Regulation FD.

Forward-Looking Statements

Certain statements made in this Current Report on Form 8-K/A are forward-looking statements. In addition, the Company, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and the Company undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, the likelihood and timing of the closing of this sale transaction, the timing or outcome of the previously announced U.S. Department of Health and Human Services, Office of the Inspector General investigation related to the Houston Hospital, the Company’s business strategy, its financial plans, its future financial performance, or its projected business results, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by the Company include, but are not limited to, the possibility this sale of LTCHs will not close, the risk of a significant adjustment to the purchase price, and regulatory delay in closing this sale; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company; significant changes in its management team; the Company’s ability to successfully complete and integrate acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for its services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and the Company’s response thereto; the Company’s ability to obtain and retain favorable arrangements with third-party payors; the Company’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on the Company’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and the ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including its Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011.

ITEM 9.01. Financial Statements and Exhibits. (d) Exhibits. 99.1 Press release of HealthSouth Corporation, dated July 26, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH Corporation

By:	/s/ John P. Whittington
Name: John P. Whittington
Title: Executive Vice President, General
Counsel, and Corporate Secretary

Dated: July 26, 2011